Exhibit 23.2

WISS & COMPANY, LLP

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the registration statement on Form S-4 of Dialysis Corporation of America of our report dated February 7, 2003, with respect to our audit of the consolidated financial statements and financial schedule of Dialysis Corporation of America for the year ended December 31, 2002.

We further consent to the inclusion in the registration statement of Dialysis Corporation of America on Form S-4 of our report dated March 12, 2003, with respect to our audit of the consolidated financial statements and financial schedule of Medicore, Inc., the parent of Dialysis Corporation of America, for the year ended December 31, 2002.

We also consent to the reference of our firm under the heading “Experts” in such registration statement of Dialysis Corporation of America.

/s/ Wiss & Company, LLP
WISS & COMPANY, LLP

Livingston, New Jersey
August 8, 2005